RESOLUTIONS INCREASING THE NUMBER OF
                    DIRECTORS FROM NINE TO TEN

     WHEREAS, the Board of Directors of Laclede Gas Company (the "Company") desires that the number of directors of the Company be increased from nine to ten directors, effective at the close of business on November 20, 1997; and

     WHEREAS, an amendment to the Company's Bylaws is required to effect this change:

     NOW THEREFORE, BE IT RESOLVED, that Article IV, Section 1, of the Company's Bylaws is hereby amended, effective at the close of business on November 20, 1997 to read as follows:

     Section 1.  Number, Classification and Term of Office.

     The property, business and affairs of the Company shall be managed and controlled by its Board of Directors which shall, effective at the close of business on November 20, 1997, consist of ten (10) members. At the meeting of the Board of Directors at which this By-law is adopted, the tenth member of the Board of Directors shall be selected by a majority of the nine directors then serving. Such tenth member, thus selected by the Board of Directors, shall serve from November 21, 1997 until the annual meeting of stockholders in 1998. The remaining nine members of the Board of Directors shall continue (throughout the remainder of their current respective three year terms) in their respective three classes of three members each. At the annual meeting of stockholders in 1998, four (4) directors shall be elected as a class, all of whom shall serve until the annual meeting of stockholders in 2001. Such four positions shall cover: (a) the three (3) directorship vacancies caused by the expiration of the terms of the three directors who were elected at the annual meeting of stockholders in 1995 to serve for terms expiring at the time of the annual meeting of stockholders in 1998; and (b) the directorship vacancy caused by the expiration of the term of the tenth director whose term of service will also (as provided above) expire at such annual meeting of stockholders in 1998. Commencing with the annual meeting of stockholders in 1998 referred to above, the directors shall be elected in three classes (with one such class to be elected annually, and with each class of directors to serve until the third annual meeting of stockholders after the meeting at which such class of directors is elected), in successive groups of four directors (constituting one class of directors); three directors (constituting a second class of directors); and three directors (constituting a third class of directors). All directors shall serve for their respective terms and until their respective successors shall be duly elected and qualified.

     BE IT FURTHER RESOLVED, that the appropriate officers are hereby authorized to cause the Secretary of State of Missouri and the New York and Chicago Stock Exchanges to be notified of the change in number of Directors.








                                 Page 16